Exhibit ll.


                 SIGNAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                 COMPUTATION OF
                           NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                                              Three Months Ended                Six Months Ended
                                                                                   June 30,                         June 30,
                                                                            ----------------------           ----------------------
                                                                             1996             1995           1996             1995
                                                                             ----             ----           ----             ----
Net income (loss)                                                           $   170         $  (160)        $    15         $  (618)
                                                                            =======         =======         =======         =======
Weighted average number of shares outstanding during
the period                                                                    7,034           6,855           7,005           6,850

Add:
Assumed exercise of common share options                                      1,094            --             1,101            --

Less:
Purchase of common stock under the treasury stock method                       (417)           --              (436)           --
                                                                            -------         -------         -------         -------
Common and common equivalent shares outstanding for
purpose of calculating primary income per share                               7,711           6,855           7,670           6,850
                                                                            =======         =======         =======         =======

Incremental shares to reflect full dilution                                    --              --               --             --
                                                                            -------         -------         -------         -------

Total shares for purpose of calculating fully diluted
income per share                                                              7,711           6,855           7,670           6,850
                                                                            =======         =======         =======         =======

Primary income (loss) per share                                             $  0.02         $ (0.02)        $ (0.00)        $ (0.09)
                                                                            =======         =======         =======         =======

Fully diluted income (loss) per share                                       $  0.02         $ (0.02)        $ (0.00)        $ (0.09)
                                                                            =======         =======         =======         =======


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